Exhibit 99.2

GWINNETT COMMERCIAL GROUP, INC.
ELECTION FORM

With respect to the
Merger of Gwinnett Commercial Group, Inc.
with and into United Community Banks, Inc.

In connection with the merger of Gwinnett Commercial Group, Inc. (“Gwinnett”) with and into United Community Banks, Inc. (“United”), you may indicate your preference for receiving United common stock, cash or a combination of both for your shares of Gwinnett common stock on this Election Form.

Please read the Instructions on the back of this Election Form before completing it. In order to make a valid election, (1) this Election Form must be completed and signed in the space provided, and (2) this Election Form must be mailed or delivered to:

Andrew R. Pourchier
Executive Vice President, Chief Financial Officer and Secretary
Gwinnett Commercial Group, Inc.
2230 Riverside Parkway
Lawrenceville, Georgia 30043

For information, call Andrew R. Pourchier at (770) 237-0007.

Name and Address of Registered Holder (If blank, please fill in exactly as name appears on certificates	Number of Shares Elected to be Exchanged for
	Stock Consideration	Cash Consideration

Total Number of Shares:

_____	Check here if the above elections represent a revocation of any earlier elections.

_____
Check here if any of your certificates have been lost, stolen or destroyed and indicate here the certificate number, issue date and number of shares represented thereby:
________________________________________________________________

If you fail to submit this Election Form by the Election Deadline, you will be treated as though you elected to receive all cash unless cash has been fully subscribed by the electing Gwinnett shareholders, in which event you will be treated as if you elected to received all stock.

DO NOT SEND YOUR STOCK CERTIFICATES NOW.

SEE REVERSE SIDE

SIGNATURE

INDIVIDUAL SHAREHOLDER: Signature Print name Date If Jointly Held, Additional Shareholder: Signature Print name Date	ENTITY SHAREHOLDER: Name of entity (Please Print) Signature of authorized representative Print name and title of authorized representative Date
INSTRUCTIONS

This Election Form or a copy of it, is to be properly completed and received by Gwinnett by the Election Deadline if you desire to make a stock election or a cash election.  You must make the appropriate elections on the Election Form to make an effective stock election or cash election.

Your election is subject to certain terms, conditions and limitations that have been set out in the proxy statement/prospectus included with this Election Form and the merger agreement set forth in Appendix A to the proxy statement/prospectus. Additional copies of these materials may be requested from Andrew R. Pourchier, Executive Vice President, Chief Financial Officer and Secretary, Gwinnett Commercial Group, Inc., 2230 Riverside Parkway, Lawrenceville, Georgia 30043. The filing of this Election Form with Gwinnett is acknowledgment of the receipt of the proxy statement/prospectus.

1.    ELECTION GENERALLY. Each Gwinnett shareholder is entitled to make a stock election or a cash election or a combination of both, provided the Election Form for any holder making such elections is properly completed and received by Gwinnett prior to the Election Deadline. For any election to be considered, this Election Form, properly completed, must be received by Gwinnett, at the address set forth on the Election Form, no later than _________ __, 2007.

2.    REVOKING OR CHANGING ELECTION FORM. Elections may be revoked or amended, but only by written notice received by Gwinnett prior to the Election Deadline.

3.    NO FRACTIONAL INTERESTS. United will not issue fractional shares in the merger. Instead, each Gwinnett shareholder will receive a cash payment, without interest, for the value of any fraction of a share of United common stock that such holder would otherwise be entitled to receive based on $32.33 per share.

4.    DELIVERY OF FORM OF ELECTION.  This Election Form, properly completed should be delivered to Gwinnett at the address set forth on the Election Form.  Please do not send your form to Gwinnett by facsimile. Do not send your stock certificates now. Once the merger is completed, you will receive written instructions from United for exchanging your Gwinnett common stock certificates for United common stock and/or cash. The method of delivery is at your election and risk. However, if this form is sent by mail, it is recommended that it be sent by registered mail with return receipt requested.

5.    MISCELLANEOUS. Neither United, Gwinnett nor United’s exchange agent, Illinois Stock Transfer, is under any duty to give notification of defects in any Election Form. United, Gwinnett and the Exchange Agent shall not incur any liability for failure to give such notification, and each of United, Gwinnett and the Exchange Agent has the absolute right to reject any and all Election Forms not in proper form or to waive any irregularities in any Election Form.